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CONSTELLATION 3D, INC.
www.c-3d.net
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                                            Please respond to:
                                            ------------------
                                            Office of the Director of Legal
                                            Affairs 2625 NE 11th Court
                                            Fort Lauderdale, FL 33304
                                            Tel. (954) 568-3007
                                            Fax (954) 565-4673
                                            E-mail mlg.esq@att.net
                                                   ---------------


October 19, 2000

VIA FACSIMILE, EMAIL & MAIL

Mr. Julian Parker
Williams deBroe
6 Broadgate
London EC2M 2RP

Re: Conversion

Dear Julian:

This letter will confirm our agreement reached last week where Constellation 3D, Inc. ("C3D") has agreed, and you have accepted, forty-nine thousand five hundred (49,500) shares of Common Stock and fifteen thousand (15,000) Warrants for one
(1) year at the same price of our Palladin financing.

Further, it is my understanding that this letter settles all matters. Accordingly, we are placing the above numbers in our S-1 filing to be filed within the next day or so.

Thank you for your continued support and we are looking forward to a bright future.

Sincerely yours,

CONSTELLATION 3D, INC.


/s/ Michael L. Goldberg, Esq.
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Director of Legal Affairs

MLG/emm

cc: David J. Levenson, Esq.
    Leonardo Berezowsky
    Lizbeth H. Flores